Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release ("Agreement"), is hereby executed by and between Richard Dym ("Employee" or "you"), and AXS-One Inc. (the "Company") on behalf of its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting as agents for the Company or in their individual capacities (collectively the "Company Entities"), and sets forth the parties' agreement regarding Employee's termination of employment.

1.    The Company and Employee agree that Employee's last day of employment with the company will be June 30, 2005 (the termination date). Employee's coverage under the various employee benefit plans maintained by the Company shall terminate effective as of the termination date.

2.    Following the Effective Date of this Agreement (as defined in paragraph 18 below), and in exchange for your waiver of claims against the Company Entities and compliance with other terms and conditions of this Agreement, the Company agrees to pay you severance of $75,000 (equal to 4 months). This payment will be made to you as a salary continuation, paid on the Company's normal pay dates, beginning on the pay date which is no sooner than fourteen days after the Effective Date of this agreement. The Company will also extend the vesting of your options through December 31, 2005. As you had previously waived medical and dental coverage offered by AXS-One, there are no benefits available to you under COBRA.

3.    You agree and acknowledge that the payments and benefits provided for by the above paragraphs exceed any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of The Company or pursuant to any prior agreement or contract with the Company, including but not limited to, your offer letter.

4.    You agree and acknowledge that the payment(s) and other benefits provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement (including, but not limited to, your offer letter), policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company.

5.    (a) In consideration for the payment and benefits to be provided you pursuant to paragraph "2" above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as "Releasors"), forever release and discharge the Company Entities from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment, and/or the termination of that employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities in accordance with the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any claim under the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Family Leave Act, and the New Jersey Conscientious Eligible Employee Protection

Act; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress, retaliation, discrimination or harassment under any applicable law, or compensatory or punitive damages; and (iv) any claim for attorneys' fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims that may arise after the date on which you sign this Agreement.

(c) You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph "4".

6.    The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you to any person or entity without the prior written consent of the Company, except if required by law, and to your accountants, attorneys and/or immediate family members, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement. You further represent that you have not disclosed the terms and conditions of the Agreement to anyone other than your attorneys, accountants and/or immediate family members.

7.    You acknowledge that during the course of your employment with the Company and/or any of the Company Entities, you have had access to information relating to the Company and/or the Company Entities and their respective business that is not generally known by persons not employed by the Company and/or the Company Entities and that could not easily be determined or learned by someone outside of the Company and/or the Company Entities ("Confidential Information"). You agree not to disclose or use such Confidential Information at any time in the future. You also hereby acknowledge and reaffirm your continuing obligations under any agreements you previously made with the Company and/or the Company Entities regarding confidential information of the Company Entities, including but not limited to the Non-Disclosure Agreement you signed on July 31, 2005.

8.    You represent that you have returned (or will return) to the Company all property belonging to the Company and/or the Company Entities, including but not limited to laptop, cell phone, keys, card access to the building and office floors, Employee Handbook, phone card, rolodex (if provided by the Company and/or the Company Entities), computer user name and password, disks and/or voicemail code. You further acknowledge and agree that the Company shall have no obligation to make the payment(s) and provide the benefits referred to in paragraph "2" above unless and until you have satisfied all your obligations pursuant to this paragraph.

9.    If any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. If a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. Additionally, you agree that if you breach the terms of paragraphs 4, 5, 6, and/or 7, it shall constitute a material breach of this Agreement as to which the Company Entities may seek all relief available under the law.

10.    This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has or have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

11.    This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

12.    This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to the principles of conflicts of law.

13.    You understand that this Agreement constitutes the complete understanding between the Company and you, and, with the exception of the agreements referred to in paragraph "7" above which are incorporated by reference into this Agreement, supersedes any and all agreements, understandings, and discussions, whether written or oral between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Release Effective Date.

14.    Obligation to Comply. Employee acknowledges that the Company's obligations to provide the payments and benefits and to comply with any other obligations set forth herein ceases immediately upon Employee's breach of any of his or her obligations hereunder.

15.    Exception For Challenge Under the Older Workers Benefit Protection Act: The provisions of paragraph 5 are not intended to, and shall not affect Employee's right to file a lawsuit, complaint or charge that challenges the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the Age Discrimination in Employment Act ("ADEA"). Furthermore, in the event of such a proceeding, the provisions of paragraph 14 pertaining to Company's right to cease making payments pursuant to this Agreement, Employee's obligation to repay monies paid pursuant to this Agreement, and the recovery of attorneys' fees, shall not apply. This paragraph is not intended to and shall not limit the right of a court to determine, in its discretion, that Company is entitled to restitution, recoupment or setoff of any monies paid should the release of ADEA claims in this Agreement be found to be invalid. Neither does this paragraph affect Company's right to recover attorneys' fees or costs to the extent authorized under federal law. The provisions of paragraph 5 shall apply with full force and effect with respect to any other legal proceeding.

16.    Nondisparagement. Employee represents that he has not and agrees that he will not in any way disparage the Company and its employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of the Company and its employees.

17.    You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider fully for at least forty-five (45) days; (c) have been, and are hereby, advised by the Company in writing to consult with an attorney of your choosing in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained herein.

18.    You understand that you will have at least forty-five (45) days (the "Consideration Period") from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to Elizabeth Mack, Human Resources, AXS-One Inc., 301 Route 17 North, Rutherford, NJ 07070. After executing this Agreement, you shall have seven (7) days (the "Revocation Period") to revoke this Agreement by indicating your desire to do so in writing delivered to Elizabeth Mack at the address above (or by fax at 201-935-5431) by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (the "Effective Date"). If the last day of the Consideration or Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Consideration or Revocation Period, as applicable, will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payment(s) and other benefits referred to in paragraph "2" above, shall be deemed automatically null and void.

Print Name: Richard Dym	Date: 7-19-05
Richard Dym
Signature: /s/ Richard Dym
Richard Dym

Sworn to before me this

                day of                                                                        , 2005

  Notary Public

For THE COMPANY

By: /s/ Michelle Lutkowski